Exhibit 99.1

Stellar Biotechnologies Reports Third Quarter 2015 Financial Results and Operational Highlights

PORT HUENEME, CA, (August 10, 2015) -- Stellar Biotechnologies, Inc. ("Stellar" or “the Company”) (OTCQB: SBOTF) (TSX-V: KLH), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (“KLH”), an important immune-stimulating protein used in wide-ranging immunotherapy markets, today announced its financial results for the third fiscal quarter ended June 30, 2015.

Operational Highlights

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Revenues for the third quarter and nine months ended June 30, 2015 increased 117% and 127%, respectively, over the comparable periods in 2014 driven primarily by an increase in product sales period-over-period.

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Net income for the third quarter of fiscal 2015 was $463,986, or $0.01 per basic and diluted share compared to a net income of $3.4 million, or $0.04 per basic and diluted share, for the quarter ending June 30, 2014. Net loss for the nine months ended June 30, 2015 was $1.3 million, or ($0.02) per basic and diluted share, as compared to a net loss of $3.6 million, or ($0.05) per basic and diluted share in 2014.   Net income (loss) was positively impacted by noncash gains in the fair value of warrant liability, increased revenue and decreased research and development expenses.

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Entered into collaboration with Ostiones Guerrero SA de CV to secure an exclusive, strategic site in Baja California, Mexico for the potential development of a supplementary aquaculture locale and for the expansion of Stellar KLH™ production to meet the rising demand for the protein, subject to a three-year site suitability study.

•	Expanded supply agreement with Neovacs S.A to meet requirements for Keyhole Limpet Hemocyanin (KLH) as a key component of Neovacs proprietary Kinoid immunotherapy drug for the treatment of Lupus.
•	Presented “Measuring the Properties of Different Forms of Keyhole Limpet Hemocyanin (KLH) Reveals Important Differences” at 2015 Annual Meeting of the American Association of Immunologists (AAI).

“Market demand for high-quality, sustainable sources of GMP-grade KLH increases as many biotechnology companies expand their pipelines of immunotherapies based on KLH protein. These companies are seeing success in their ongoing clinical trials in a wide variety of disease indications – like our collaborator Neovacs targeting lupus, and others in the industry such as Axon and its recent progress with a KLH-based Alzheimer’s vaccine to name another,” said Frank Oakes, Chief Executive Officer of Stellar Biotechnologies.

“Our strategic collaboration with Ostiones Guerreros SA de CV, which we believe has transformative potential for the Company, was spurred in part by this increasing demand. With this agreement in place, we look forward to being the only company with a reliable and scalable supply of KLH as an ever-growing roster of customers and new clients with successful therapeutic candidates approach FDA approval, and eventually, commercialization.”

Third Quarter and Nine Months Ended June 30, 2015 Results:

Revenue:  Stellar generated revenue of $157,748 and $558,036 for the third quarter and nine months ended June 30, 2015, respectively, compared to $72,538 and $245,734 for the same periods in 2014. The increase in revenue resulted from improved product sales of $112,748 and $408,036 for the third quarter and nine months ended June 30, 2015, respectively, compared to $12,538 and $70,994 for the same periods in 2014. The increase is due to larger order size and an increase in the number of customers. Contract services revenue was $45,000 and $150,000 for the third quarter and nine months ended June 30, 2015, respectively, compared to $60,000 and $147,000 for the same periods in 2014 as a result of new services performed under a collaboration agreement beginning mid-December 2013 and the completion of services related to a supply agreement which expired in December 2014.

R&D Expenses:  Research and development expenses were $129,710 in the third quarter and $830,115 for the nine months ended June 30, 2015, compared to $543,233 and $1.8 million in the same periods in 2014. The decreases in R&D expenses were primarily the result of a shift in resources from expansion of internal research to manufacturing scale-up and marketing of our proprietary Stellar KLH™ protein in response to market demand.

Other Operating Expenses:  Other operating expenses, which include cost of revenues and general and administration, totaled $903,623 for the third quarter and $3.1 million for the nine months ended June 30, 2015, compared to $801,450 and $2.8 million for the same periods in 2014.  Cost of revenues increased due to additional manufacturing activities required for increased product demand.  General and administration expenses increases were related to compliance with SEC domestic-issuer reporting requirements rather than those applicable to a foreign private issuer, partially offset by decreases in share-based compensation expense.

Net Income (Loss): The net income for the third quarter ended June 30, 2015 was $463,986, or $0.01 per basic and diluted share, compared to a net income of $3.4 million, or $0.04 per basic and diluted share, for the quarter ending June 30, 2014. The year-over-year decrease in net income was primarily due to fluctuations in noncash gains in the fair value of warrant liability, increased revenue and decreased research and development expenses.

The net loss for the nine months ended June 30, 2015 was $1.3 million, or ($0.02) per basic and diluted share, as compared to a net loss of $3.6 million, or ($0.05) per basic and diluted share, for the nine months ended June 30, 2014. The period-over-period decrease in net loss was primarily due to significant noncash gains in the fair value of warrant liability, increased revenues and decreased research and development expenses, net of increased noncash foreign exchange loss.

Cash Position:  Cash and cash equivalents as of June 30, 2015 were $10.2 million, compared to $13.8 million at September 30, 2014.  Net cash used in operating activities for the nine months ended June 30, 2015 was $3.5 million, compared to $3.7 million for the same period in 2014. We expect our current cash position will continue to fund our operating and development programs as well as upgrades to our facilities in the coming months; however, we may seek additional capital through debt or equity raises to accelerate the development of our programs in response to market demand and/or to exploit new opportunities to expand our business.

Shareholders’ Equity:  As of June 30, 2015, Stellar had positive shareholders’ equity of $9.4 million and approximately 79.55 million shares outstanding, compared to shareholders’ equity of $10.5 million and approximately 79.42 million shares outstanding at September 30, 2014.

Stellar Biotechnologies will file its Form 10-Q for the period ending June 30, 2015 with the Securities and Exchange Commission (“SEC”) on Monday, August 10, 2015.  To view the Company's filings under Form 20-F, Form 10-K, 10-Q and 8-K, please visit the U.S. SEC website (www.sec.gov/edgar). To view the Company’s filings with the Canadian Securities Administrators (“CSA”), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA’s SEDAR website (www.sedar.com).

About Stellar Biotechnologies, Inc.

Stellar Biotechnologies, Inc. (OTCQB: SBOTF) (TSX VENTURE: KLH) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of anticipated results; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the TSX Venture Exchange and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the information contained in this press release.

Stellar Biotechnologies Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com

Investor Inquiries:
Joseph A. Green
The Ruth Group
Phone: +1 (646) 536-7013
jgreen@theruthgroup.com

Media Inquiries:
Melanie Sollid-Penton
The Ruth Group
Phone: +1 (646) 536-7023
msollid@theruthgroup.com

Consolidated Balance Sheets
(Expressed in US Dollars )

	June 30,	September 30,	August 31,
	2015	2014	2014

Assets:
Cash and cash equivalents	$10,161,458	$13,769,953	$13,427,404
Other current assets	563,733	653,522	643,266
Noncurrent assets	487,827	404,240	403,292

Total Assets	$11,213,018	$14,827,715	$14,473,962

Liabilities and Shareholders' Equity:
Accounts payable, accrued liabilities and deferred revenue	$544,533	$671,714	$541,626
Warrant liability, including current portion	1,235,905	3,691,266	6,231,703
Shareholders' equity	9,432,580	10,464,735	7,700,633

Total Liabilities and Shareholders' Equity	$11,213,018	$14,827,715	$14,473,962

Consolidated Statements of Operations
(Expressed in US Dollars )

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

Revenues:
Contract services revenue	$45,000	$60,000	$150,000	$147,000
Product sales	112,748	12,538	408,036	70,994
Grant revenue	-	-	-	27,740

Total Revenues	157,748	72,538	558,036	245,734

Expenses:
Costs of revenues	285,438	188,982	772,535	549,299
Research and development	129,710	543,233	830,115	1,824,554
General and administration	618,185	612,468	2,346,019	2,280,268

Total Expenses	1,033,333	1,344,683	3,948,669	4,654,121

Other Income (Loss):
Foreign exchange gain (loss)	77,468	146,302	(391,190)	(52,527)
Gain (loss) in fair value of warrant liability	1,254,029	4,528,450	2,455,361	833,862
Other income	17,074	14,719	48,607	45,534

Income tax expense	9,000	9,000	27,800	21,200

Net Income (Loss)	$463,986	$3,408,326	$(1,305,655)	$(3,602,718)

Income (loss) per common share - basic and diluted	$0.01	$0.04	$(0.02)	$(0.05)

Weighted average number of common shares outstanding - basic	79,546,650	76,237,455	79,517,791	76,299,105
Weighted average number of common shares outstanding - diluted	85,020,352	86,898,996	79,517,791	76,299,105

Consolidated Statements of Cash Flows
(Expressed in US Dollars )

	Nine Months Ended
	June 30,	June 30,
	2015	2014

Cash Flows Used In Operating Activities:
Net loss	$(1,305,655)	$(3,602,718)
Items not affecting cash:
Depreciation and amortization	119,410	120,507
Share-based payments	244,781	770,777
Foreign exchange (gain) loss	391,190	52,527
(Gain) loss in fair value of warrant liability	(2,455,361)	(833,862)
Changes in working capital items	(491,658)	(167,535)

Net cash used in operating activities	(3,497,293)	(3,660,304)

Net cash provided by (used in) investing activities	216,286	(278,401)

Net cash provided by financing activities	28,719	2,963,162

Effect of exchange rate changes on cash and cash equivalents	(356,207)	(60,321)

Net change in cash and cash equivalents	(3,608,495)	(1,035,864)

Cash and cash equivalents - beginning of period	13,769,953	15,478,038

Cash and cash equivalents - end of period	$10,161,458	$14,442,174